Exhibit 99.1

For Immediate Release	Contact:	David F. Kirby
Hudson Highland Group
212-351-7216
david.kirby@hhgroup.com

Hudson Highland Group Appoints Richard Stolz

to Company’s Board of Directors

NEW YORK, NY – August 10, 2006 – Hudson Highland Group, Inc. (NASDAQ: HHGP), one of the world’s leading providers of specialized professional staffing, retained executive search and talent management solutions, today announced that Richard J. Stolz has been appointed to the company’s board of directors. He will also serve as its audit committee chairman, replacing John J. Haley, who had served in that role on an interim basis and remains an audit committee member and board director.

“Dick’s more than 35 years of professional services client management experience, and expertise in accounting and audit, add further depth to our board,” said Jon Chait, chairman and chief executive officer of Hudson Highland Group.

Stolz recently was a Global Relationship Partner with PricewaterhouseCoopers LLP (PwC). His career at PwC included leadership responsibilities for the New York region and the Consumer and Industrial Products Industry Group, where he managed a revenue base of approximately $140 million with 32 partners and 60 managers. In addition, Stolz spent four years in Tokyo leading the International Division of the local PwC affiliate. He also served in leadership roles for several of the firm’s worldwide accounts including AT&T, Lucent Technologies, and Dover Corporation. Stolz received a Bachelor of Science degree in Accounting from Providence College.

Hudson Highland Group

Hudson Highland Group is one of the world’s leading professional staffing, retained executive search and talent management solution providers. We help our clients achieve greater organizational performance by attracting, selecting, engaging and developing the best and brightest people for their businesses. Our approximately 3,800 employees in more than 20 countries are dedicated to providing unparalleled service and value to our clients. More information about Hudson Highland Group is available at www.hhgroup.com.